As filed with the Securities and Exchange Commission on July 14, 2023
Registration No. 333-203139

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GasLog Partners LP
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-1160877
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

GasLog Partners LP
c/o GasLog LNG Services Ltd
69 Akti Miaouli
18537 Piraeus Greece
(Address of registrant’s principal executive offices)

GasLog Partners LP 2015 Long-Term Incentive Plan
(Full titles of the plans)

Mr. Donald J. Puglisi
Managing Director
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 302-738-6680
(Name, address and telephone number of agent for service)

Copies to:

D. Scott Bennett, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-203139) filed by GasLog Partners LP (the “Registrant”) with the Securities and Exchange Commission on March 31, 2015 (the “Registration Statement”) registering 241,447 common units representing limited partner interests, issuable pursuant to the GasLog Partners LP 2015 Long-Term Incentive Plan. The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the offering and remove from registration the securities that have not been sold pursuant to the prospectus contained in the Registration Statement.

On April 6, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GasLog Partners GP LLC, the general partner of the Registrant, GasLog Ltd. (“GasLog”), and Saturn Merger Sub LLC, a wholly owned subsidiary of GasLog (“Merger Sub”). On July 13, 2023, pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant surviving as a direct subsidiary of GasLog (the “Merger”).

In connection with the Merger, the offerings of securities pursuant to the Registration Statement have been terminated.  In accordance with an undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities which had been registered under the Registration Statement but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities of the Registrant which have been registered for issuance under the Registration Statement but remain unsold. The Registration Statement is hereby amended to reflect the termination of the offering and the removal from registration of any and all securities of the Registrant which have been registered for issuance under the Registration Statement but remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 14, 2023.

GASLOG PARTNERS LP

by	/s/ Paolo Enoizi
	Name:	Paolo Enoizi
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.